Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Board of Directors
Sierra Wireless, Inc.
We consent to the use of our report dated January 31, 2007, except as to Notes 15(d)(i) and 19, which are dated as of March 6, 2007 with respect to the consolidated balance sheets of Sierra Wireless, Inc. as of December 31, 2006 and 2005, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, incorporated by reference herein.
Chartered Accountants
Vancouver, Canada
December 6, 2007
KPMG LLP, a Canadian limited liability partnership is the Canadian member firm of KPMG International, a Swiss cooperative.